Exhibit 10.1
FIRST AMENDMENT TO THE
PROASSURANCE CORPORATION
2004 EQUITY INCENTIVE PLAN
     THIS FIRST AMENDMENT to the ProAssurance Corporation (the “Corporation”) 2004 Equity Incentive Plan (the “Plan”) is effective September 13, 2006 (the “Effective Date”).
     The Plan currently defines Fair Market Value as the average of the daily closing prices for a share of the Corporation’s common stock on the New York Stock Exchange on the five trading days prior to the applicable date. Although the use of an average of closing share prices is an acceptable method for valuing stock compensation under current guidelines of the Securities and Exchange Commission (“SEC”), the Compensation Committee recommended that the Board of Directors amend the Plan to make the definition of Fair Market Value consistent with the reporting requirements under the SEC’s new rules on disclosure of executive compensation and, based on advice of legal counsel, determined that the Plan may be so amended by the Board of Directors without stockholder approval as permitted under Section 12(l) of the Plan. The Board of Directors approved the amendment of the Plan as so recommended on September 13, 2006, and directed Corporation to execute an amendment to the Plan.
     NOW, THEREFORE, by order of the Board of Directors of the Corporation, the Plan is hereby amended to modify the definition of “Fair Market Value” by substituting the following as the definition of “Fair Market Value” in Section 2 of the Plan:
“Fair Market Value” on any date shall mean (i) if the Shares are actively traded on any national securities exchange or reported on NASDAQ/NMS on a basis which reports closing prices, the closing sales price of the Shares on the day the value is to be determined or, if such exchange was not open for trading on such date, the next preceding day on which it was open; (ii) if the Shares are not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Shares on the over-the-counter market on the day such value is to be determined, or in the absence of closing bids on such day, the closing bid on the next preceding day on which there were bids; or (iii) if the Shares also are not traded on the over-the-counter market, the Fair Market Value as determined in good faith by the Committee based on such relevant facts as may be available to the Committee, which may include opinions of independent experts, the price at which recent sales have been made, the book value of the Shares, and the Company’s current and future earnings.
     This Amendment is effective September 13, 2006. The Plan shall remain in effect and continue in accordance with its terms as amended by this First Amendment.

     IN WITNESS WHEREOF, the undersigned has executed this First Amendment as of the Effective Date.

PROASSURANCE CORPORATION
By:	Victor T. Adamo
Its: President

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